UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 2, 2021 (Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or Other Jurisdiction of Incorporation)	(Commission File No)	(IRS Employer Identification Number)

1015 Third Avenue, Seattle, Washington		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 674-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EXPD	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document contain forward-looking statements that involve risks and uncertainties, including statements such as our expectations regarding air and ocean supply and demand, port congestion, container shortages, equipment imbalances, and trade disruptions; or our ability to: continue to handle unprecedented volumes; add headcount; improve our operating efficiencies and improve processes; deploy cash in the same manner as we have historically, including meeting operating requirements, continue to make semi-annual dividend payments, and to repurchase shares in the open market; purchase necessary air and ocean capacity; and to anticipate customer demand. All of these statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, the duration and scope of the COVID-19 pandemic and its impact on the demand for our services as well as its impact on our customers and service providers; the pace of re-opening and recovery of global economies; and general economic uncertainty impacting global trade, as well as the other risks and uncertainties that can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our most recently filed Quarterly Report on Form 10-Q and Expeditors’ subsequent filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statement that we may make.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 6, 2021

1.

You’ve done a great job growing revenue ahead of costs. Assuming some of that is from reduced travel and entertainment because of the pandemic, when do costs start to come back? When do you need to start adding headcount?

Our travel and entertainment has been significantly curtailed during the pandemic and is starting to come back on a limited basis. However, we believe it is not likely to return to pre-pandemic levels. While we think there is no substitute for getting out to see customers face-to-face, we also have learned that a great deal of business can take place without travel and that it can be every bit as productive.

In our most recent earnings release we noted that we are busier than ever, generating growth in revenue, operating income, and earnings that is well ahead of expenses. In order to continue to handle the unprecedented volumes that we saw during the first half of 2021, we expect to continue to add headcount. Our full-time equivalent employees increased 2.5% from the end of 2020 to June 30, 2021. Each of our District Managers closely monitors shipment counts and volumes in each of our products. Although hiring is currently a challenge in many locations, as a District Manager sees sustainable volume growth, he or she will add employees to meet the needs of their branch.

2.	You used to say that your target for operating margins was 30% and now you’re doing 10% better than that. Is this sustainable? Have you stair-stepped to a higher margin post-pandemic?

We have long believed that 30% is a reasonable target margin of operating income as a percentage of revenues less directly related costs of transportation (defined as Operating Expenses from Airfreight services, Ocean freight and Ocean services, Customs brokerage and other services as shown in our Condensed Consolidated Statements of Earnings). A 40% margin may not be sustainable over the long-term. It would be difficult for us to continue to handle the increase in volumes that we have been experiencing in recent quarters without also increasing headcount. It is also important to note that the expectations of customers, as well as government requirements, will continue to grow. We believe we can and will continue to drive efficiency, but we also know that the additional work that is required limits the pace at which we can optimize our operating income. While we still believe 30% is a reasonable target, we also believe that we are able to make ongoing improvements to our processes and technology that may allow us to make incremental efficiency gains above 30% over time.

3.

You’ve said that the current extreme supply/demand imbalances and rate volatility for ocean and air cargo can’t last forever. Are there structural changes that are impacting the global forwarding industry? How is Expeditors positioning itself to take advantage of those industry shifts post-pandemic?

We believe that some of the current supply/demand drivers are not cyclical or temporary and that some of them may become permanent. Freight capacity was already out of alignment to handle such a rapid disruption as caused by the pandemic, which further disrupted entire supply chains by creating a spike in demand for certain products that did not necessarily align with where those products and their inputs were manufactured or where those end products ultimately needed to be. The air market, in particular, was severely impacted because so much of the world’s passenger flights were suddenly grounded, just as the global demand for certain products peaked. Along similar lines, growth in ocean capacity has been increasingly limited in recent years by consolidation among the carriers. At the same time, because so much consumer purchasing has moved online, supply chains were already struggling to adjust to a new, more rapid pace of delivery not just for their end products, but for parts and components. We believe that many of these changes are not cyclical and could be long-lasting.

Expeditors’ perspective is that we do not care where or how cargo moves because we most likely already have a presence in those markets. Whether products reach the end customer via traditional brick and mortar stores or through an online marketplace, we still believe that the most cost-effective way to move freight is to consolidate it and move it in bulk from origin to destination. That is what we do best and we do not see that changing. Freight will still need to move and we will be there to handle it.

4.	Is most of the freight coming through the congested west coast ports due to inventory restocking, or is it all just related to growth in demand?

While we are not in a position to know how much of the demand at the west coast ports is being driven by restocking, we do know that it is robust and has led to significant congestion. That congestion is not entirely the result of demand. There are many other factors driving port congestion, including reduced capacity as a result of various carrier mergers, COVID-related and other labor issues at the ports, equipment issues with availability of chassis, and a limited number of trucks and drivers that are available to pick up cargo. Adding to this is the ever-changing schedules that require skipping ports in an effort to try to get vessels back on schedule. All of this ultimately leads to less capacity in an already over-subscribed market. We believe these issues, along with the ongoing supply/demand imbalance, will likely continue to have an outsized impact on the west coast ports, as well as create issues for the gulf and east coast ports for at least the remainder of 2021.

5.	Looking forward over the next few years, what does normalized growth for airfreight tonnage look like? And when conditions eventually loosen, what’s the impact on your business?

We do not know and are not in a position to comment on what “normalized” growth in airfreight tonnage might look like. The supply side of airfreight (access to aircraft/capacity) has been under tremendous pressure due to the removal of many passenger flights. A small portion of that domestic passenger belly space capacity has, at least as of now, returned. Also, where possible, some capacity has been inserted back into the market through the use of chartered aircraft. The data that we have access to shows that most of the chartered aircraft have been supporting the transpacific (Asia to North America markets). But even with all of the chartered aircraft, current demand far exceeds capacity in both the air and the ocean markets and many shippers are searching for space wherever they can access it. We do not expect to see any significant improvement to those conditions for at least the remainder of 2021. If and when supply begins to come into better alignment with demand, the marketplace will still be impacted by other non-cyclical supply/demand drivers.

6.	How much of the rate imbalance is because of the ocean container shortage and when do you expect this constraint will start to ease?

We are not be able to answer that question with any specificity, given all of the issues currently impacting the ocean market. From what we understand, there is an all-out effort in the container industry to bring more boxes online, which may eventually resolve this shortage constraint. However, we do not know if and when that might occur. Given the ongoing supply/demand imbalance, along with port congestion, equipment imbalances, and trade disruptions, we are unable to predict when the container constraint may start to ease.

7.	How have your strategic initiatives changed since you first outlined them out a few years? How are your strategic priorities over the next five years different now?

We completed a very thorough review of our strategy at the end of 2020. This review included gathering our thoughts on the industry, as well as working with third parties to collect and compare their thoughts. After countless hours of review of information and many additional hours of discussion, we found that many of our existing strategic efforts are still the right areas of focus going forward.

We still believe that geographic balance of our business, particularly growth in Europe, remains important to the Company’s long-term success. We have effectively grown our business in Europe, but we also understand there is more work to do and have decided in particular to put more effort and attention in the largest European market, Germany, since it is the largest economy in Europe.

We have also noted that many countries within Asia, including India, are likely going to continue to see growth of their middle class and we believe this presents opportunities for import business into those markets. We also think that our Customs Brokerage service is a particular strength for our Company and we will place additional efforts into growing our Customs Brokerage presence in Asia, including India.

8.	What new areas are you exploring for profitable growth?

Our major focus continues to be growing the core of our business, and we believe many opportunities continue to exist in this area. With that said, we also have an obligation to think about how our industry continues to evolve, find where there are new opportunities today and where new opportunities will exist in the future.

To support this we have our forward-looking strategy team that is working on new opportunities and have an internal team doing the same with areas of our core business. Additionally, we have created a senior vice president role for Digital Solutions and moved one of our most tenured executives, Jose Ubeda, into this new position.

Our approach has been focused around the concept of “jobs to be done.” This is based on the idea that there are many things being done today for which a comprehensive solution does not exist. Our model is to identify opportunities for profitable growth, as we believe that effort directs our focus on untapped market opportunities for products and services that companies are willing to pay for. However, we consider the specific projects that we are working on to be confidential and we believe that talking about them restricts our ability to be first to market with these concepts and ideas.

9.	Since the start of the pandemic, you have continued to add cash to the balance sheet. Have your thoughts on capital allocation changed?

Our capital allocation process has not changed because of the pandemic. First and foremost, we invest in our people, processes and technology. We also look for other opportunities to invest in our growth strategies. We then look to continue growing our dividends to shareholders. On May 4, 2021 we announced our semi-annual dividend payment of $0.58 per share, which compares to $0.52 per share in

2020 and represents the 28th year in a row that we have increased our dividend. We also routinely review our global working capital needs, cash flow expectations, and market conditions to determine if there is an opportunity to repurchase shares issued to employees and Directors as equity compensation and to further reduce the total outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

September 2, 2021	/s/ BRADLEY S. POWELL
Bradley S. Powell,
Senior Vice President and Chief Financial Officer